UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

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Activision Blizzard, Inc.

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2021 Performance and Bonus Update
Employee Frequently Asked Questions (FAQs)

Have questions? We’ve got answers. Read over our frequently asked questions or reach out to PRI@activision.com.

General

Q: What was announced?

Although some areas of our business did not meet their targets and in response to the Company’s desire to ensure employees are appropriately recognized for their efforts last year, every business unit has received increased bonus funding.

Except where not allowed to issue equity (e.g., SAFE regulations or other regulatory restrictions), 2021 CAIP, BPSA, and PSP bonuses will be awarded as Restricted Stock Units (RSUs). These RSUS are granted at the close of market on March 3 and vest when the market closes on March 9, giving you the flexibility and the choice to hold onto the shares, or to convert them to cash by selling them on or after March 10. For those not eligible for equity, you will receive a cash payment.

Additionally, for those who have Performance Stock Units (PSUs), to the extent that your outstanding PSUs for the 2021 performance year fell below target such that all or a portion of those PSUs are forfeited based on actual 2021 OI achievements vs. AOP, in place of that forfeited portion you will be granted RSUs with quarterly vesting over the next year - these awards will be fully vested by March 2023, subject to your continued employment through each vesting date.

To ensure that we are in line with industry practice and can continue to retain and attract top talent in an extremely competitive market, the Company continually reevaluates its compensation structure and philosophy.

Q: Why are performance bonuses being paid in equity vs. cash?

The Company has been reviewing our overall compensation structure and philosophy and is implementing changes to our compensation payments for 2021, primarily to increase employee equity ownership and bring our employee equity compensation in line with current industry practice.

Q: My group met its 2021 targets – what does this mean for me?

The only change is that eligible employees will receive this year’s bonus in company equity rather than cash payments.

Q: My group did not meet its 2021 targets – what does this mean for me?
In response to the company’s desire to ensure employees are appropriately recognized for their efforts, every business unit received increased bonus funding.

Q: Is this a cost-saving effort?

No. These actions represent a significant, additional investment in our employees. The Company has been reviewing our overall compensation structure and philosophy and is implementing changes to our compensation payments for 2021, primarily to increase employee equity ownership and bring our employee equity in line with current markets.

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Q:  Is everyone in the Company included in having their cash bonus converted to equity?

No, we have had to make a few exceptions due to regulatory requirements or due to special circumstances. We have Works Council restrictions in some locations, and some employees are on sales incentive plans. Additionally, bonus-eligible Fixed Term Contractors and employees with bonus amounts under $1,000 will continue to receive a cash bonus. Therefore, these groups are all excluded. Your bonus statement will confirm your eligibility.

Q: Is this ‘stock for bonus’ a one-time event or can we expect that this is how bonuses will be paid in the future? What about our 2022 bonus structure?

To ensure that we are in line with industry practice and can continue to retain and attract top talent in an extremely competitive market, the Company continually reevaluates its compensation structure and philosophy. Leadership is evaluating our programs to ensure they appropriately recognize and reward our employees; and we are reviewing the competitiveness and the mix of our cash and equity programs.

Q: What date do I get my performance bonus RSUs award/grant? What date do they vest?

Employees eligible for 2021 performance bonus (CAIP, BPSA, PSP) will be granted RSUs on March 3rd and those stock units vest on March 9th. On March 10th, they will be fully owned shares and can be sold in the open market, if you choose to do so. You must be employed at the time of vesting to receive your shares.

Q: What dates will the PSUs re-issued as RSUs be awarded and granted?

For those eligible to receive PSUs (that would otherwise have been forfeited) that are re-issued as RSUs, the RSUs will be granted on March 3rd with quarterly vesting over the next year; these awards will be fully vested by March 2023. Twenty-five percent will vest each quarter (June 2022, September 2022, December 2022, and March 2023), reaching 100% vesting in March 2023. You must be employed at the time of vesting to receive your shares.

Q: What happens if I leave the company before the grant date? What if I leave before the vesting date?

If you leave the company before either your grant or vesting dates, you effectively forfeit any unvested RSUs. You must be employed at the time of vesting to receive your shares.

Q: This was communicated to us as a "significant, additional investment in our employees." Can you please explain how converting our cash bonuses (liquid cash) into RSUs is in line with the framing of "significant, additional”?

In response to the Company’s desire to ensure employees are appropriately recognized for their efforts last year, every business unit has received increased bonus funding, which in most cases, results in an overall increase to the bonus that would have been earned without this adjustment. The Company has been reviewing our overall compensation structure and philosophy and is implementing changes to our compensation payments for 2021, primarily to increase employee equity ownership and bring our employee equity compensation in line with current industry practice.

Q: I do not have an E*TRADE account. How do I set one up?

First time grantees will receive an account activation email from E*TRADE on March 4, 2022 to activate their accounts. Employees are not able to activate their accounts earlier as the system does not generate an account until a grant is awarded and loaded into the system.

Q: How long does the E*TRADE activation process take?

First time grantees will receive an account activation email from E*TRADE on March 4, 2022, to activate their accounts and once you follow the steps (which should take 15 mins), your account will be set.

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Q: If I am a first time E*TRADE account holder, is there a risk I miss out on the first opportunity to trade?

You will be sent an account activation email from E*TRADE on March 4, 2022, and you will have until March 10th before the grant is able to be sold. Follow instructions and/or participate in the training sessions they provide for all information and details about using your account.

Q: When setting up my E*TRADE account, what employer and address should I use?

You have options for both, the choice is up to you: For employer, you are able to set up the account using either Activision Blizzard or your business unit/studio. For address, you are able to use your office location or your home address.

Q: I don’t know how to use my E*TRADE account. What do I do?

E*TRADE will be holding informational sessions that we encourage all employees to attend to learn more about your account and your shares.

Q: What do the E*TRADE equity sessions cover?

In the E*TRADE presentations, you’ll learn key details about your company’s stock plan benefits, including your RSU grant as well as how to place trades and any potential tax considerations, this includes the W8BEN certification process for the non-US E*TRADE sessions. You’ll also have the opportunity to ask questions, as well as find out how to activate, access and navigate your account and take advantage of the tools and resources available to you through E*TRADE.

Equity

Q: What is a Restricted Stock Unit (RSU)?

Restricted Stock Units (RSUs) are a form of stock-based compensation issued in the form of company shares upon vesting. Once RSUs are granted, they are subject to a vesting schedule that must be satisfied, with the holder remaining employed through each applicable vesting date, before they become shares of the company, which can be held or sold for cash.

Q: What is the difference between PSUs and RSUs?

Restricted Stock Units (RSUs) are a company’s award of a specific number of shares of stock to an employee, which cannot be sold until vested. Performance Stock Units (PSUs) are RSUs with an added performance factor that determines if and how many shares will vest. The shares underlying PSUs also cannot be sold until vested.

Q: How will my RSUs be calculated?

Your grant of RSUs will be calculated based on your individual bonus (CAIP, etc.). You will learn more about your award during compensation conversations with your manager in late February/early March.

Q: When will I receive my RSUs?

Your 2021 RSUs will be granted on March 3, 2022. Once your shares vest on March 9th, you have the flexibility to keep them or sell them at any time for the current day’s price per share, beginning March 10th.

Q: Once RSUs are granted, why do I have to wait to cash them in?

A grant date on March 3rd and a vesting date of March 9th is the shortest possible vest period that the company is able to use.

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Q: Does everyone receive the 10% premium mentioned in the communications sent out?

In response to the company’s desire to ensure employees are appropriately recognized for their efforts, every business unit received increased bonus funding. Exactly how the funding was allocated differs for each BU.

•	Q: I don't understand; can you explain further?

The takeaway is that employees are receiving more than they would have earned without this additional funding from the company; the way it was allocated, and language used to describe how it was applied varies by business unit. For example:

o	For CAIP-eligible employees: Because the Company has committed to fully fund the Company financial portion of 2021 CAIP, everyone will earn a minimum of 100% on the Company portion. The individual portion of your CAIP payout will still be based on achievement of your individual CAIP goals; employees who receive their CAIP payout in RSUs will receive an additional 10% in their award amount.

o	For BPSA-eligible employees: Employees rated Successful or better will earn at least 100% of their second half BPSA target.

o	For Studio bonus-eligible employees: A majority of Q4 studio bonus payments will be made in the form of RSUs; employees who receive their bonus payout in RSUs will receive an additional 10% in their award amount.

o	For KPSA-eligible employees: If you are receiving your KPSA bonus in the form of RSUs, you will receive an additional 10% in your award amount.

•	You must be employed at the time of vesting to receive your shares.

Q: What is the process for cashing in my RSUs?

Once the RSUs have vested, you can choose to sell the stock you receive and realize its cash value as long as you are not then subject to a trading black out and do not have access to material, non-public information.  You can also choose to hold your shares in your E*TRADE account. If this is your first-time receiving equity, you will receive an account activation email from E*TRADE by March 4th. Everyone will need to go into E*TRADE to accept their awards. Once converted to cash, you will need to instruct E*TRADE to deposit the funds into your bank account.

Note: you will have been notified by the Trading Compliance Committee If you are subject to a trading blackout. If you are not sure whether you have material, non-public information, please contact the Trading Compliance Committee at tcc@activision.com, tcc@blizzard.com or tcc@king.com.

Q: Can I opt for an all-cash payment if I don’t want RSUs?

No, but we have structured this payment so that the RSUs are as close to receiving cash as possible.

For those with CAIP or BPSA bonus plans: You will receive the RSUs grant on March 3 and at the close of market on March 9th, they will be available for you to cash in by selling the underlying shares that vest on March 10 or you can keep the shares– the option is entirely up to you.

For those with PSUs: For those with Performance Stock Units (PSUs) – to the extent that your outstanding PSUs for the 2021 performance year fell below target such that all or a portion of those shares are forfeited, you will be granted RSUs having such value, with quarterly vesting over the next one year.

You must be employed at the time of vesting to receive your shares.

Q: How does this impact my taxes?

Participants in the plan should seek advice based on their particular circumstances from their own independent tax advisors. You can also reference the 2014 incentive plan documents for tax information specific to those outside the US.

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Q: Where can I get more information if I am unfamiliar with tax implications for equity and how to file my tax returns?

All US employees have access to financial advice from Fidelity, and My Secure Advantage (MSA) through the Benefits@Play program in the Castlight app (iPhone or Android) or call 888-724-2326.

For those outside the US, please see the tax information available on the equity resources page on the HUB (also available on the E*TRADE site).

We recommend employees seek independent financial advice if they have questions

Q: If I live outside the US, where can I get information about specific countries' laws and regulations around equity?

Tax information (also called tax briefers) for all our locations can be found in Equity Resources on the HUB. They can also be found on the E*TRADE site, under the company resources section. In general, personal taxation will differ based on a number of factors including location, local tax laws, your country of citizenship, whether you’ve moved internationally during the year, your earnings, any personal investments you may have, etc. We recommend employees seek independent financial advice if they have questions.

Q: Can I defer my bonus payment into my 401(k) or other qualified retirement program?

No. That is not an option with the equity grants.

Q: How is a bonus/profit sharing plan different than a 401(k)?

These two plans are distinctly different. Bonus and profit-sharing plans are annual incentives to drive business performance and are based on an individual's role. 401(k) plans are a tax-advantaged program offered to promote retirement savings.

Q: Does the shift from cash to RSUs impact my cashflow?

No. Generally, your withholding rates are the same on RSUs as on a cash bonus. The RSUs will vest on March 9th and can be sold on the following day. If you wish to sell these shares immediately, this will allow you to be fully converted to cash when the bonuses have been paid historically. You must be employed at the time of vesting to receive your shares.

Q: I still don’t get how this will affect me and my family's finances. How can I better understand?

In addition to the resources on The Hub, all employees in the U.S. have access to financial advice from My Secure Advantage (MSA), Fidelity and E*TRADE. Visit Castlight for more information or reach out to Benefits@activisionblizzard.com. We encourage everyone to explore these options.

Q: What happens to the value of my stock if all employees sell their shares after they vest?

You will receive whatever the stock price is at the time you sell. You also have flexibility with when you sell your own shares.

Q: Are taxes taken out of the stock package at time of grant (like a cash bonus)?

No taxes are withheld at grant. Withholding happens upon vest (scheduled for March 9). The withholding rate is generally the same as it would have been if it were paid in cash. There are special supplemental withholding rates in the US that apply to bonuses regardless of how it is paid, and our practice is to withhold shares on the day they vest (not on grant day when you receive them). Participants should seek advice based on their particular circumstances from their own independent tax advisors. You can also reference the 2014 incentive plan documents for tax information specific to those outside the US.

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Q: Can we take a partial cash out and leave a portion of the bonus as stock or is this an all-or-nothing affair?

You have the flexibility to manage the shares however you like and can keep as much in shares as you like at any given time.

Q: Do we need to be concerned with cashing out our shares only during certain trading windows to avoid being accused of Insider Trading?

To the extent you are a “covered person” under our insider trading policy, you will be subject to additional restrictions on trading. For these covered persons, the current trading window will close following the trading session on March 15th. The company and E*TRADE will provide you guidance on any limitations to managing your shares and will be offering educational sessions in the coming weeks to provide those interested with additional information and guidance.

Program-specific

Q: How does this impact CAIP payments?

Because the Company has committed to fully fund the Company financial portion of 2021 CAIP, everyone will earn a minimum of 100% on the Company portion. The individual portion of your CAIP payout will still be based on achievement of your individual CAIP goals. Your bonus will be awarded as Restricted Stock Units (RSUs) that vest within approximately five business days - giving you the flexibility and the choice to hold onto the shares you receive upon vesting or to convert them to cash by selling the shares. You must be employed at the time of vesting to receive your shares.

Q: How does this impact PSU payments?

For those with Performance Stock Units (PSUs) – to the extent that your outstanding PSUs for the 2021 performance year fell below target such that all or a portion of those shares are forfeited, you will be granted RSUs having such value, with quarterly vesting over the next one year.

•	To address forfeited PSUs based on 2021 OI performance, the Company will provide you with a new RSU award equal to the number of PSUs were forfeited based on actual 2021 OI achievements vs. AOP.

•	These RSUs will be granted in March 2022. Each quarter (June 2022, September 2022, December 2022, and March 2023), 25% of the units will vest, reaching 100% in March 2023. You must be employed at the time of vesting to receive your shares.

•	This change is applicable only for your 2021 AOP OI PSUs.

Q: How does this impact BPSA payments?

BPSA participants will receive an equity award of RSUs at the value of your bonus with a short vesting window. Employees rated Successful or better will earn at least 100% of their second half BPSA target. You must be employed at the time of vesting to receive your shares.

Q: How does this impact cash-equivalent payment programs due to regulatory restrictions?

Employees participating in a cash-equivalent program due to regulatory restrictions will continue to receive cash payments. You will learn more about your individual breakdown between cash and equity during compensation conversations with your manager in late February/early March.

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Q: How will Activision Blizzard employees’ equity consideration be affected by the transaction with Microsoft?

Vested RSUs and PSUs

What happens to vested RSUs and PSUs: Restricted stock units (RSUs) and Performance-based Restricted stock units (PSUs) that vest before the closing of the merger will be canceled in exchange for the merger consideration, which is $95.00 (less any applicable tax withholding), with performance metrics applicable to the PSUs determined based on actual performance.

Value realization: Vested RSUs will be settled in cash at a rate of $95.00 per share (less any applicable withholding taxes) when the transaction closes.

Example: If you have 100 vested RSUs before the deal closes, you will receive $95.00 for each of these 100 RSUs, or $9,500, before any tax withholding.

Unvested RSUs

What happens to unvested RSUs: Activision Blizzard RSUs that are still subject to time-based and/or performance-based vesting at the time the deal closes will be canceled and converted into Microsoft RSUs subject only to time-based vesting following the closing. The converted Microsoft RSUs will be subject to time-based vesting on the same schedule that applied to the RSUs prior to closing.

Value realization: The value of the Microsoft RSUs that you will receive will be determined using an exchange ratio ($95.00 per share divided by the volume-weighted average closing price of Microsoft shares for the five days prior to closing)

Example: Assuming a closing date of June 15, 2023 and that the 5-day average price of Microsoft shares before closing is $285, an employee with 60 RSUs vesting on December 15, 2023 would receive 19 Microsoft RSUs (60 RSUs multiplied by the quotient of $95 / $285 rounded to fourth decimal). All share amounts are rounded down to the nearest share. The vesting schedule would remain the same with 19 RSUs vesting on December 15, 2023, net of any applicable withholding tax.

Unvested PSUs

Q: What happens to unvested PSUs: Activision Blizzard PSUs that are still subject to performance-based vesting at the time the deal closes will be canceled and converted into Microsoft RSUs subject only to time-based vesting following the closing, with the number of Microsoft RSUs subject to time vesting to be determined based on target-level performance of the Activision Blizzard PSUs. Any PSUs that have performance periods that have concluded prior to the closing will be settled at actual achievement and treated as vested PSUs, net of any applicable withholding tax, as described above. Any PSUs with performance periods that have not been completed prior to the closing of the merger will be determined at target performance at the time of the merger closing. The Microsoft RSUs will be subject to time-based vesting on the same schedule that applied to the PSUs prior to closing.

Value realization: The value of the Microsoft PSUs that you will receive will be determined using an exchange ratio ($95.00 per share divided by the volume weighted average closing price of Microsoft shares for the five days prior to closing). PSUs with open performance periods will be converted at target level of achievement without regard to actual performance.

Example: Assuming a closing date of June 15, 2023 and that the 5-day average price of Microsoft shares before closing is $285, an employee with 30 PSUs at target subject to FY 2023 OI vs. AOP (an open performance period) vesting on March 30, 2024 would receive 9 Microsoft RSUs (30 PSUs at target multiplied by the quotient of $95 / $285 rounded to fourth decimal). All share amounts are rounded down to the nearest share. The vesting schedule would remain the same with 9 RSUs vesting on March 30, 2024, net of applicable tax withholding.

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Vested Options

Q: What happens to vested options: Activision Blizzard stock options that have vested prior to merger closing (other than underwater options) will be canceled in exchange for a cash payment equal to the excess, if any, of the per share merger consideration of $95.00 over the exercise price, less any applicable tax withholding.

Example: If you have 100 shares underlying Activision Blizzard stock options at an exercise price of $70.00 at the time of closing, you will receive a cash payment of the difference between the merger consideration ($95.00) and the exercise price ($70.00) for each share underlying such vested stock option, resulting in a payment of $2,500 ($25 * 100), less any applicable tax withholding.

Unvested Options

What happens to unvested options: Activision Blizzard stock options that are unvested immediately before closing (other than underwater options) will be canceled and converted into Microsoft stock options, using the exchange ratio (merger consideration of $95 for Activision Blizzard shares divided by the volume weighted average closing price of Microsoft shares on the five days prior to closing). You will multiply the number of shares subject to your unvested Activision Blizzard stock options by the exchange ratio in order to determine the number of Microsoft shares subject to such stock options after the closing and divide the strike price of the options by the exchange ratio in order to determine the strike price of those options.

Example: If you have 90 Activision Blizzard shares subject to options at a strike price of $70 that are unvested at the time of closing and the average Microsoft stock price on the five days prior to closing is $285, you will receive 29 Microsoft shares underlying a Microsoft option (90 multiplied by the quotient of $95 / $285, rounded down to the nearest whole share), which will have a strike price of $210.03 ($70 divided by the quotient of $95 / $285, rounded up to the nearest whole cent).

Q: What are the tax implications for my unvested Activision Blizzard RSUs that are converted into unvested Microsoft RSUs?

In general, the substitution of your Activision Blizzard RSUs for Microsoft RSUs will not be considered a taxable event. Similar to your existing Activision Blizzard RSUs, the fair market value of the substituted Microsoft RSUs will be treated as compensation at the date of vest. Depending on the tax jurisdiction in which you reside, this may be reported through payroll as compensation and subject to any applicable payroll tax withholdings. See previously posted FAQs for information on how unvested Activision Blizzard RSUs will be converted into unvested Microsoft RSUs.

Q: How will shares that I acquired from Activision Blizzard RSUs that vested before the closing of the merger be treated?

Following closing, all Activision employee shareholders will be treated the same as other shareholders. Any shares of Activision Blizzard stock that you own (from vested RSUs, the exercise of stock options, and/or open market purchases) at the time the transaction closes are cancelled and cashed out for $95.00 USD per share through a one-time payment from your brokerage account.

For example: if you own 100 vested shares of Activision Blizzard stock, you would receive $9,500 USD, less any tax withholding and subject to any applicable fee charged by your broker.

Q: What are the tax implications for the cash-out of my Activation Blizzard shares?

You should contact your own tax/financial advisor for advice regarding your personal situation, but we have provided some general information for you below.

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In general, no payroll taxes will be withheld when you receive your payment, but you must be sure that the appropriate W-9 (for U.S. taxpayers) or W-8BEN (for non-U.S. taxpayers) is held on file by the broker or the payment may be subject to U.S. backup tax withholding of up to 30%.

The difference between the sales proceeds ($95.00 USD per share) and the cost basis in your shares may be subject to capital gains tax, depending on the tax jurisdiction in which you reside. Please contact your tax advisor or accountant for further information on how this may apply to you. For U.S. taxpayers, the gross proceeds from the sale of vested Activision Blizzard shares will be reported on Form 1099-B, similar to any normal stock sale transaction.

Q: Does this change affect the annual equity that usually occurs in Q4?

This does not replace any existing equity grant programs.

Q: Exactly which part of the bonus is impacted by the enhancement? AB & AP OI? Or just AP OI?

All OI metrics have received a minimum 100% funding level.

Q: Is there a way to put the profit-sharing bonus directly into our 401k?

No, not in the way you are used to doing it. However, you can get the same outcome by changing your salary contribution rate from your salary in the pay periods following bonus to achieve your target investment.

If you have any questions, reach out to PRI@activision.com or contact your financial advisor for assistance.

Q: Will merit increases match or be close to inflation to ensure employees are not taking a pay cut year over year?

We are increasing our investment in merit year over year. However, like most companies, ABK pay is based on market wages, not inflation.

Q: How does the bonus payout in RSUs work with our pre-tax 401(k) contributions?

Generally, you can get the same outcome by changing your salary contribution rate from your salary in the pay periods following bonus to achieve your target investment. We also encourage you to reach out to PRI@activision.com or contact your financial advisor for assistance.

Targeted Equity FAQ

Q: What happens for Chinese nationals where the Company does not issue equity due to SAFE regulations?

We will identify Chinese nationals based on nationality held in Workday and this group will receive their bonus payment in cash.

Q: Are any other groups excluded due to regulatory issues?

Employees based in France and the NBG entity will not have their bonus converted to equity and will continue to receive their bonus as cash.

Q: Is there a de minimis bonus below which we would not convert to equity?

If your bonus payment is less than $1,000 we will continue to pay this to you in cash.

Q: If you are non-exempt and eligible for OT for the bonus period, how will this affect your overtime payment?

OT payments related to bonus will be paid in cash in a subsequent pay period following the grant of the “2021 bonus” RSUs.

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Q: Will Dec. 2021 new hires get any bonus/equity?

Each bonus plan has different eligibility criteria. Check with your HRBP or email PRI@activision.com for questions about eligibility.

Forward-Looking Statements

This Frequently Asked Questions document contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 with respect to the proposed transaction and business combination between Microsoft Corporation (“Microsoft”) and Activision Blizzard, Inc. (“Activision Blizzard”), including statements regarding the benefits of the transaction, the anticipated timing of the transaction and the products and markets of each company. These forward-looking statements generally are identified by the words “believe,” “project,” “predicts,” “budget,” “forecast,” “continue,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “could,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions (or the negative versions of such words or expressions). Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this Frequently Asked Questions document, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect Activision Blizzard’s business and the price of the common stock of Activision Blizzard, (ii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the merger agreement by the stockholders of Activision Blizzard and the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the transaction on Activision Blizzard’s business relationships, operating results, and business generally, (v) risks that the proposed transaction disrupts current plans and operations of Activision Blizzard or Microsoft and potential difficulties in Activision Blizzard employee retention as a result of the transaction, (vi) risks related to diverting management’s attention from Activision Blizzard’s ongoing business operations, (vii) the outcome of any legal proceedings that may be instituted against Microsoft or against Activision Blizzard related to the merger agreement or the transaction, (viii) the ability of Microsoft to successfully integrate Activision Blizzard’s operations, product lines, and technology, the impact of the COVID-19 pandemic on Activision Blizzard’s business and general economic conditions, (ix) restrictions during the pendency of the proposed transaction that may impact Activision Blizzard’s ability to pursue certain business opportunities or strategic transactions and (x) the ability of Microsoft to implement its plans, forecasts, and other expectations with respect to Activision Blizzard’s business after the completion of the proposed merger and realize additional opportunities for growth and innovation. In addition, please refer to the documents that Microsoft and Activision Blizzard file with the Securities and Exchange Commission (the “SEC”) on Forms 10-K, 10-Q and 8-K. These filings identify and address other important risks and uncertainties that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this Frequently Asked Questions document. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Microsoft and Activision Blizzard assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

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Additional Information and Where to Find It

In connection with the transaction, Activision Blizzard will file relevant materials with the SEC, including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Activision Blizzard will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF ACTIVISION BLIZZARD ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT ACTIVISION BLIZZARD WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ACTIVISION BLIZZARD AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by Activision Blizzard with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at Activision Blizzard’s website (https://investor.Activision.com) or by writing to Activision Blizzard, Investor Relations, 3100 Ocean Park Boulevard, Santa Monica, California, 90405.

Activision Blizzard and certain of its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Activision Blizzard’s stockholders with respect to the transaction. Information about Activision Blizzard’s directors and executive officers and their ownership of Activision Blizzard’s common stock is set forth in Activision Blizzard’s proxy statement on Schedule 14A filed with the SEC on April 30, 2021 as amended on May 3, 2021. To the extent that holdings of Activision Blizzard’s securities have changed since the amounts printed in Activision Blizzard’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the identity of the participants, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the transaction.

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